Exhibit 99.1

PRESS RELEASE DATED July 24, 2003

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

MICHAEL SCHRADLE
CHIEF FINANCIAL OFFICER
MICRO LINEAR CORPORATION
2050 CONCOURSE DRIVE
SAN JOSE, CA 95131
(408) 433-5200

Micro Linear Announces Second Quarter 2003 Financial Results

SAN JOSE, California, July 24, 2003 — Micro Linear Corporation (NASDAQ: MLIN) announced today its financial results for the second quarter ended June 30, 2003.

Net revenue for the second quarter of 2003 totaled $6.3 million, an increase of 34% from $4.7 million in net revenue for the first quarter of 2003. Compared to the second quarter of 2002, net revenue was down 29% from $8.9 million, due to a combination of lower revenue from older networking products nearing end of life and decreasing selling prices of the Company’s wireless transceivers. Gross margin for the second quarter of 2003 was $2.5 million, essentially flat with the prior quarter, but down from $5.1 million in gross margin for the comparable second quarter of 2002. The Company reported a net loss for the second quarter of 2003 of $3.3 million, or $0.27 per share, compared to a net loss of $2.6 million, or $0.22 per share in the first quarter of 2003, and a $1.2 million loss, or $0.10 per share during the second quarter of 2002.

The current quarter’s results include a $1.0 million charge in connection with a restructuring that the Company announced in May. Additional charges in the third quarter of 2003 are estimated to be in the range of $1.0 to $1.5 million. Expense reductions associated with this restructuring are expected to have a favorable impact of approximately $5 million annually on the Company’s spending.

Net revenue for the six months ended June 30, 2003 were $11.0 million, compared to $14.5 million for the same period in 2002. Gross margin for the first six months of 2003 totaled $5.0 million, down from $8.2 million for the first six months of 2002. The Company reported a net loss of $5.9 million or $0.49 per share, for the first six months of 2003, compared to a net loss of $3.9 million, or $0.32 per share, for the first six months of 2002.

Cash and short-term investments totaled $19.0 million at June 30, 2003, compared to $25.5 million at December 31, 2002, and $23.9 million at June 30, 2002.

     “We are pleased that our unit volume of wireless products has continued to grow, up 16% from the same period last year. Unfortunately, with difficult economic times, our selling prices have fallen in response to significant competition in the market. Recognizing these realities, we successfully implemented a major restructuring during the quarter. With the new optimized organizational and cost structures in place, we believe that we have implemented the right plan to help us achieve our objective of profitability,” said Timothy A. Richardson, Micro Linear’s President and CEO.

     Mr. Richardson added, “The first member of our 5.8 GHz product family is on target relative to our research and development efforts. The remainder of the 5.8GHz family, along with our continued efforts and successes with our 900 MHz, 2.4GHz RF transceiver and networking products, is the fuel that we believe we need for growth in 2004.”

About Micro Linear Corporation:

Micro Linear Corporation designs and manufactures high performance integrated circuits for the communications market. Product emphasis is the wireless sector, focusing on total ISM band solutions for applications including digital cordless telephones, wireless headsets, wireless game controllers, and industrial wireless products. Micro Linear is headquartered in San Jose, CA with sales offices around the world.

     Except for the historical information contained herein, the statements in this press release, including, but not limited to, the Company’s beliefs regarding the estimated range of additional charges the Company will take in the third quarter of 2003, statements regarding the expected benefit, if any, of the Company’s recent restructuring and the expected impact on the Company’s spending due to expense reductions associated with the restructuring, the ability of the Company to achieve its profitability objectives, the ability of the Company’s 5.8 GHz, 900 MHz, 2.4 GHz RF transceiver products and networking products to fuel the Company’s growth in 2004 are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risks associated with the cyclical nature of the semiconductor industry; changes in the average selling prices of the Company’s products; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; the market’s acceptance of the Company’s products; the impact of the Company’s recent restructuring; and other factors that may cause the Company’s business or operating results to fluctuate in the future. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s quarterly report on Form 10-Q for the period ended March 31, 2003. Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

MICRO LINEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	JUN 30	DEC 31
	2003	2002

ASSETS
CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$18,994	$25,505
ACCOUNTS RECEIVABLE, net	2,504	1,015
INVENTORIES	2,870	2,212
OTHER CURRENT ASSETS	616	2,171

TOTAL CURRENT ASSETS	24,984	30,903
PROPERTY, PLANT & EQUIPMENT, NET	7,688	8,092
OTHER ASSETS	26	27

TOTAL ASSETS	$32,698	$39,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
ACCOUNTS PAYABLE	$2,713	$2,076
ACCRUED LIABILITIES	3,348	4,333
CURRENT PORTION OF LONG-TERM DEBT	273	239

TOTAL CURRENT LIABILITIES	6,334	6,648
LONG-TERM DEBT	1,901	2,064

TOTAL LIABILITIES	8,235	8,712

STOCKHOLDERS’ EQUITY
COMMON STOCK	15	15
ADDITIONAL PAID-IN CAPITAL	60,468	60,352
ACCUMULATED OTHER COMPREHENSIVE INCOME	10	24
ACCUMULATED DEFICIT	(15,797)	(9,848)
TREASURY STOCK	(20,233)	(20,233)

TOTAL STOCKHOLDERS’ EQUITY	24,463	30,310

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,698	$39,022

MICRO LINEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jun 30, 2003	Jun 30, 2002	Jun 30, 2003	Jun 30, 2002

NET REVENUES	$6,342	$8,884	$11,034	$14,475
COST OF REVENUES	3,804	3,768	6,008	6,239

GROSS MARGIN	2,538	5,116	5,026	8,236
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	2,845	4,094	5,765	8,268
SELLING, GENERAL AND ADMINISTRATIVE	2,046	2,247	4,270	4,087
RESTRUCTURING CHARGE	954	—	954	—

TOTAL OPERATING EXPENSES	5,845	6,341	10,989	12,355
LOSS FROM OPERATIONS	(3,307)	(1,225)	(5,963)	(4,119)
INTEREST AND OTHER INCOME	63	142	158	437
INTEREST AND OTHER EXPENSE	(35)	(65)	(94)	(134)

LOSS BEFORE INCOME TAXES	(3,279)	(1,148)	(5,899)	(3,816)
PROVISION FOR INCOME TAXES	23	2	50	79

NET LOSS	(3,302)	(1,150)	(5,949)	(3,895)

NET LOSS PER SHARE:
BASIC NET LOSS PER SHARE:
NET LOSS PER SHARE	$(0.27)	$(0.10)	$(0.49)	$(0.32)

NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,213	12,064	12,204	12,063

DILUTED NET LOSS PER SHARE:
NET LOSS PER SHARE	$(0.27)	$(0.10)	$(0.49)	$(0.32)

NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,213	12,064	12,204	12,063

SOURCE: Micro Linear Corporation